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THIS AGREEMENT made the     day of                   , 1994

BETWEEN: AGT SPORTS (AUSTRALIA) PTY LIMITED of 4/140 George Street, Hornsby, New South Wales, 2077 (hereafter referred to as "AGT") and AGT SPORTS INCORPORATED, of 6890 South Tucson Way, Suite 201 Englewood Co. 80112 USA (hereafter referred to "AGT Inc.")

AND: THE NEW SOUTH WALES GOLF ASSOCIATION LIMITED of 17 Brisbane Street, Darlinghurst, New South Wales, 2010 (hereafter referred to as "NSWGA")
WHEREAS:
A    AGT is in the business of developing and servicing certain computer hardware and software products for use within the golf industry; and
B    AGT Inc is building its Australian corporation AGT Sports (Australia) Pty
Limited and the corporate objective of AGT Inc and AGT is to install computer systems into golf facilities throughout Australia; and
C    AGT and AGT Inc are desirous of entering into an agreement with NSWGA and other agreements with other associations and organizations within the golf industry for the distribution and internal use of the products and services described herein

AND WHEREAS NSWGA is seeking to upgrade the computer system and the software requirements it uses to operate its activities and has agreed to accept products and services from AGT in return for providing promotional opportunities as set out herein.

THE PARTIES AGREE AS FOLLOWS:
DEFINITIONS
1.   (a)  "The Golf Player System"
          The golf player system includes but is not limited to various software applications for golf tournaments set up and management applications and handicapping applications, player and course statistical information, membership applications and management and other licensed software products.


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2.   (a)  Products and Services
          "Products and Services" includes but is not limited to hardware products including IBM compatible personal computer terminals, communication devices, printers, storage devices, CD-Rom drives, certain optical scanning devices, magnetic card readers, network servers and other peripheral equipment and certain software products which include but are not limited to MS-DOS windows operating and applications products and also including the "Golf Player System".

3.   Term
     The Agreement will be for a term of five (5) years from the date of this Agreement. If both parties agree the five year term may be extended at the end of the initial five year term.

4.   Supply of Products and Services
     AGT will at no cost to NSWGA -
          (i)   supply mutually agreed computer and software components;
          (ii) upgrade the system requirements of NSWGA in the first instance through the installation of the items listed in the attached Schedule;
          (iii) install the equipment and train the appropriate staff as nominated by NSWGA in the proper use of the computer systems and network;
          (iv) upgrade both the hardware and software requirements of the NSWGA at least once every five years or more often in order to ensure that hardware and software are at the appropriate level of operating standards and sophistication of the NSWGA's requirements;
          (v) service hardware and software and provide all spare parts required;


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          (vi)   supply technical support at major tournament events conducted by NSWGA and supply technical support for the office staff;
          (vii) modify its present tournament software to meet the local needs of NSWGA;
          (viii) supply the computer requirements of "Golf News" and the Jack Newton Junior Golf Foundation of New South Wales, subject to the understanding that NSWGA will compensate AGT for the provision of MAC equipment and services through an appropriate acknowledgment in Golf News on a continuing basis.

5.   Title
     AGT agrees that title to the equipment and to each part thereof set out in the schedule shall transfer to NSWGA on delivery of the equipment to the premises of NSWGA.

6.   Liability for Loss and Damage
     The risk in the equipment shall pass to NSWGA upon delivery and NSWGA accepts responsibility for insurance from that time.

7.   Warranty and Indemnity
     AGT warrants that the equipment it supplies pursuant to this Agreement shall be new and free of any encumbrances and that it is authorized to give title in the equipment and a license to use the software and indemnifies and will keep indemnified NSWGA in respect of any losses costs or damages which may arise as a result of any default on the part of AGT pursuant to the provisions of this clause.

8.   Obligations of NSWGA
     NSWGA agrees -
     (a) to use AGT software at all of its tournament events and to display certain mutually agreed logos and other company marks at those tournament sites which will be provided by AGT without cost to NSWGA;


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     (b)  to use its best endeavors to help AGT to introduce its products and services to the affiliated members of NSWGA;
     (c) that AGT has the right of first refusal to supply all of the computer requirements of NSWGA through the term of this Agreement;
     (d) to make AGT's optical scan cards the official score card of the tournament events which are under the total control of NSWGA, the score cards and appropriate stationery being provided at no cost to NSWGA;
     (e) to use its best endeavors to assist AGT in having the optical scan score card adopted in all tournament events in New South Wales including events sanctioned by the Jack Newton Junior Golf Foundation of New South Wales.

9.        Obligations of Both Parties
          Both parties agree
          (a) to be responsible for their own reports and document filings, tax returns;
          (b) to give each other reasonable access to all applicable records and documentation pertaining to the golf tournaments covered by this Agreement and all appropriate activities thereof;
          (c) to warrant the accuracy and authenticity of documents and reports as far as possible;
          (d) either party may at their own expense audit the authenticity of the above mentioned documents and reports.

10.  Termination
     Either party may terminate this Agreement forthwith upon the happening of any of the following events:

          (a) The other party fails to observe or perform any provisions of this Agreement and fails to remedy such breach within thirty (30) days after written notice thereof has been given to the party in breach.


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          (b)  The other commits any act of bankruptcy or insolvency or a petition is presented for the bankruptcy or winding-up of the other or a resolution is passed for the winding-up of the other otherwise than for the purposes of amalgamation or reconstruction.
          (c) The other enters a compromise or arrangement with creditors or a receiver or an official manager of the other or of any of its assets is appointed.
          (d) If AGT is unable to deliver and provide the equipment required in the terms of this Agreement within ninety (90) days of the date of this Agreement.
          (e) If AGT is unable to complete installation of the agreed software programs within six (6) months of the date of this Agreement.

11.  Amendments of Agreement in Writing
     No amendment or modification of this Agreement or any provision of this Agreement shall be effective unless in writing and signed by both parties.

12.  Waiver
     No waiver by either party whether express or implied of any provisions of this Agreement or of any breach or default of either party shall constitute a continuing waiver or a waiver of any other provision of this Agreement unless made in writing and signed by the party against whom the waiver would otherwise be in force.

13.  Jurisdiction
     This Agreement shall be governed by and construed in accordance with the law for the time being of New South Wales.

14.  Entire Agreement
     This Agreement constitutes the entire Agreement between the parties regarding the subject matter hereof and supersedes and


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     replaces all agreements, arrangements and understandings relating to the subject matter hereof whether reduced to writing or not that may have preceded this Agreement. The parties acknowledge that no warranties or representations have been given by the other party or any person on behalf of either party or relied upon by either party in entering into this

IN WITNESS WHEREOF the parties hereto have set their hands and affixed their seal on the day and year first hereinbefore written

THE COMMON SEAL of AGT SPORTS      )
(AUSTRALIA) PTY LIMITED            )
was hereunto affixed by direction  )//GREGORY F. JABLONSKI///
of the Board in the presence of:   --------------------------
                                   )Director


Paul Withers
--------------------------
Secretary

THE COMMON SEAL OF AGT SPORTS      )
INCORPORATED                       )
was hereunto affixed by direction  )///GREGORY F. JABLONSKI///
of the Board in the presence of:   --------------------------
                                   )Director

Robert W. Wetzel
--------------------------
Secretary


THE COMMON SEAL of THE NEW         )
SOUTH WALES GOLF ASSOCIATION       )
was hereunto affixed by direction  )///JOHN LUGSTON///
of the Board in the presence of    --------------------------
                                   )Director


--------------------------
Secretary


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                                   Addendum I


This addendum is intended to clarify Item Number 5. TITLE... which is hereby agreed by both parties to the agreement that it has become necessary to strike the present Item Number 5. TITLE and replace it with the following.

5.   Title

     AGT agrees that the title to the equipment and to each part thereof set out in the Schedule shall transfer to NSWGA on delivery of the equipment to the premise of NSWGA. It is understood that the title of the equipment and the software licenses are for the use of NSWGA and its present and future affiliate's. This title is not transferable to any other individual, company, or entity other than an affiliate of the NSWGA.


This change is hereby agreed to by...

AGTsports, Incorporated       New South Wales Golf Association LTD.


///Greg Jablonski///          //Bruce Scott///
Chief Executive Officer       Executive Director

and..

Upon the signature of the two parties will become part of the agreement.